EXHIBIT 99.1

Salona Global Showcases Biodex Products at Medica Trade Fair in Düsseldorf, Germany;

Expanding Access to International Markets

New York, New York, November 14, 2023 - Salona Global Medical Device Corporation (the "Company") (TSXV:SGMD), soon to be renamed Evome Medical Technologies Inc., announced its attendance at Medica 2023 which is held annually in Dusseldorf, Germany. Being one of the premier events in the medical industry around the globe it allows the Company to showcase its products to the industry professionals and connect with potential customers and distributors/strategic partners abroad. CEO Mike Seckler will host a series of events and meetings with the aim of increasing access to untapped international markets for the Company's Biodex Rehab line of medical devices and its Mio-Guard line of medical and athletic supplies.

The Company's Biodex Rehab and Mio-Guard divisions are moving forward with collaborating in providing comprehensive services to physical therapy and sports rehabilitation clinics. While Biodex Rehab continues its focus on delivering science-based solutions for rehabilitation exercise and injury recovery segment, Mio-Guard serves as a reliable supplier of sports medicine supplies. Together, they will excel in offering an integrated approach to support the diverse needs of clinics in the field of Physical Medicine.

"Continuing with our accomplishment in the Polish marketplace, I have made international sales our priority. We have a stellar brand name coupled with a unique product lineup that I believe holds significant appeal for international markets were we have not previously excelled in contribution of marketing efforts. A major part of our revenue growth plan for 2024, especially in the first half of the year is expected to come from international markets that are in need of our devices. Finding and securing qualified distributors/strategic partners and new customers during our attendance of the world's leading trade show is the key to executing on this plan."

For more information please contact:

Mike Seckler

Chief Executive Officer

Tel: 1 (800) 760-6826

Email: Info@Salonaglobal.com

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